Exhibit 5.2

Telephone (601) 949-4900 Fax (601) 949-4804

August 6, 2009

Cellu Tissue Holdings, Inc.
3442 Francis Road
Suite 220
Alpharetta, Georgia 30004

Ladies and Gentlemen:

We have acted as special counsel in the State of Mississippi to Van Paper Company, a Mississippi corporation, and Van Timber Company, a Mississippi corporation (collectively the “Guarantors”), in connection with the proposed offer of Cellu Tissue Holdings, Inc. (the “Company”) to exchange $255,000,000 aggregate principal amount of its 11 1/2% Senior Secured Exchange Notes due 2014 (the “New Notes”) for all of its outstanding 11 1/2% Secured Senior Notes due 2014 (the “Old Notes”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Company’s Registration Statement on Form S-4 (the “Registration Statement”), as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the New Notes.

We have been retained by the Guarantors solely for the purpose of rendering the opinions expressed below and did not participate in the negotiation of the Registration Statement or any of the documents referenced therein or given in connection therewith.  Accordingly, our opinion is based solely on our review of the above described documents and such rules of law as we have deemed necessary to give this opinion.

We are members of the Mississippi State Bar, do not purport to be experts on or generally familiar with or qualified to express opinions based on the laws of any states other than the State of Mississippi.  We express no opinion herein concerning any laws other than the laws of the State of Mississippi.

We have also reviewed copies of Certificates of Existence/Authority for VPC and VTC each dated as of May 19, 2009 and issued by the Mississippi Secretary of State (the “Certificates of Existence”) and copies of resolutions of VTC and VPC authorizing the transactions described in the Registration Statement.

We have assumed, with your permission the following:

A.            The genuineness of all signatures on and the authenticity of all documents submitted to us as originals.

B.            The conformity to original documents of documents submitted to us as certified or photostatic copies.

Based upon and subject to the foregoing, we are of the opinion that each of the Guarantors has the corporate power and authority to enter into the Guarantee with respect to the New Notes; the execution, delivery and performance of the Guarantee by each of the Guarantors has been duly authorized by all requisite corporate action on the part of such Guarantor; and the Guarantee, when executed and delivered as contemplated by the Indenture and the Registration Rights Agreement, will have been duly executed and delivered by each of the Guarantors.

Solely for the purpose of providing its opinion filed as Exhibit 5.1 to the Registration Statement, King & Spalding LLP, outside counsel to the Company, may rely upon this opinion with regard to Mississippi law.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement.  In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinions expressed in this letter are rendered as of the date hereof and are based on statutory and case law in effect as of the date hereof.  We undertake no obligation to advise you of any change in any matters herein, whether legal or factual, after the date hereof.

Very truly yours,

WATKINS LUDLAM WINTER & STENNIS, PA

By:	/s/ Aileen S. Thomas
Aileen S. Thomas, Shareholder